Exhibit 99.1

New York REIT Announces Results for First Quarter 2017

New York, May 10, 2017 (PR NEWSWIRE) – New York REIT, Inc. (NYSE: NYRT) (the "Company" or "NYRT"), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial results for the first quarter ended March 31, 2017.

Financial Results

Liquidation Basis of Accounting

As a result of NYRT’s shareholder approval of the plan of liquidation on January 3, 2017, effective January 1, 2017, in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company began reporting its financial results on the liquidation basis of accounting. The liquidation basis of accounting requires, among other things, that management estimate net sales proceeds on an undiscounted basis as well as include in the Company's assets and liabilities the undiscounted estimate of future revenues and expenses of the Company through the end of the liquidation. The net assets in liquidation at March 31, 2017 would result in liquidating distributions of approximately $9.25 per Common Share. This estimate of liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation. There is inherent uncertainty with these projections, and accordingly, these projections could change materially based on a number of factors both within and outside of NYRT's control including the timing of the sales, the performance of the underlying assets and any changes in the underlying assumptions of projected cash flows.

Wendy Silverstein, CEO stated, "We look forward to sharing our thoughts regarding the plan of liquidation in our upcoming conference call and discussion with investors and analysts."

Conference Call Information

The Company will host a conference call to discuss its first quarter 2017 activities tomorrow, Thursday, May 11, 2017 at 10:00 am Eastern Time. Interested parties may access the live call by dialing (866) 682-6100 or (862) 255-5401, or via the Internet at www.nyrt.com within the Company News section in the Investor Relations tab. An online replay will be available for one year. A replay of the call will be available through May 25, 2017 by dialing (877) 481-4010; conference ID 10351.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT's shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company's actual results could differ materially from those described in or contemplated by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) the timing of asset sales. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

(unaudited, in thousands)

March 31, 2017
Assets
Investments in real estate	$1,957,919
Investment in unconsolidated joint venture	529,364
Cash and cash equivalents	51,743
Restricted cash held in escrows	236,430
Accounts receivable	8,245
Total Assets	$2,783,701

Liabilities
Mortgage notes payable	$1,128,999
Liability for estimated costs in excess of estimated receipts during liquidation	82,874
Accounts payable, accrued expenses and other liabilities	18,735
Related party fees payable	46
Total Liabilities	1,230,654
Commitments and Contingencies
Net assets in liquidation	$1,553,047

Further details regarding the Company's results of operations, properties, joint ventures and tenants are available in the Company's Form 10-Q for the quarter ended March 31, 2017 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.nyrt.com or at the Securities and Exchange Commission website www.sec.gov.

Contacts

Media:	Investor Relations:
Jonathan Keehner	Wendy Silverstein, Chief Executive Officer
Mahmoud Siddig	New York REIT, Inc.
Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@winthropcapital.com
jkeehner@joelefrank.com	(617) 570-4750
msiddig@joelefrank.com
(212) 355-4449	Carolyn Tiffany
Winthrop REIT Advisors, LLC
ctiffany@winthropcapital.com
(617) 570-4606